UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Hurst, Robert J.
   c/o Goldman, Sachs & Co.
   85 Broad Street
   New York, NY  10004
2. Issuer Name and Ticker or Trading Symbol
   USF & G Corporation
   FG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |6,000              |D     |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
 Phantom Stock Units    |1-for-1 |7/31/|A   |50         |A  |01   |01   |Common Stock|50     |$24.66 |            |D  |            |
                        |        |97   |    |           |   |     |     |            |       |       |            |   |            |
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 Phantom Stock Units    |1-for-1 |9/23/|A   |35         |A  |01   |01   |Common Stock|35     |$23.19 |            |D  |            |
                        |        |97   |    |           |   |     |     |            |       |       |            |   |            |
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 Phantom Stock Units    |1-for-1 |9/24/|A   |44         |A  |01   |01   |Common Stock|44     |$23.19 |            |D  |            |
                        |        |97   |    |           |   |     |     |            |       |       |            |   |            |
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 Phantom Stock Units    |1-for-1 |10/31|A   |63         |A  |01   |01   |Common Stock|63     |$19.84 |            |D  |            |
                        |        |/97  |    |           |   |     |     |            |       |       |            |   |            |
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 Phantom Stock Units    |1-for-1 |10/28|A   |53         |A  |01   |01   |Common Stock|53     |$18.97 |            |D  |            |
                        |        |/97  |    |           |   |     |     |            |       |       |            |   |            |
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 Phantom Stock Units    |1-for-1 |10/31|A   |51         |A  |01   |01   |Common Stock|51     |$19.85 |            |D  |            |
                        |        |/97  |    |           |   |     |     |            |       |       |            |   |            |
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 Phantom Stock Units    |1-for-1 |12/2/|A   |40         |A  |01   |01   |Common Stock|40     |$20.31 |            |D  |            |
                        |        |97   |    |           |   |     |     |            |       |       |            |   |            |
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 Phantom Stock Units    |1-for-1 |12/3/|A   |49         |A  |01   |01   |Common Stock|49     |$20.47 |            |D  |            |
                        |        |97   |    |           |   |     |     |            |       |       |            |   |            |
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 Phantom Stock Units    |1-for-1 |12/12|A   |46         |A  |01   |01   |Common Stock|46     |$21.85 |18,439      |D  |            |
                        |        |/97  |    |           |   |     |     |            |       |       |            |   |            |
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 Options (right to buy) |$22.50  |     |    |           |   |02   |3/14/|Common Stock|3,000  |       |3,000       |D  |            |
                        |        |     |    |           |   |     |07   |            |       |       |            |   |            |
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
Explanation of Responses:
01: Award of Phantom Stock Units under the 1993 Stock Plan for Non-Employee Directors in transaction exempt under Rule 16b-3. Exercise and expiration occur upon retirement from the Board of Directors.
02: The option is exercisable as follows: 33.33% of the shares may be acquired on 3/13/98, an additional 33.33%
on 3/13/99, and the remaining 33.33% on
3/13/00.
SIGNATURE OF REPORTING PERSON
By: s/ Hans L. Reich Attorney-in-fact
DATE
February 12, 1998